EXHIBIT 10.1

FORM OF EQUITY-BASED INCENTIVE AWARD AGREEMENT

CTC MEDIA, INC.

Equity-Based Incentive Award Agreement

THIS EQUITY-BASED INCENTIVE AWARD AGREEMENT (this “Agreement”) is effective as of February 24, 2010 and is made by and between CTC Media, Inc., a Delaware corporation (the “Company”), and [                             ] (the “Participant”).

Preliminary Statements

A.    Pursuant to the Notice of Option Grant evidencing the grant of an Option to the Participant by the Company on October 22, 2009 (the “Notice of Option Grant”), and the Stock Option Agreement, the Participant was granted an Option to purchase Option Shares at an exercise price of $16.80 per Option Share, pursuant to Section 5 (Stock Options) of the Company’s 2009 Stock Incentive Plan.

B.    The Company now desires to grant to the Participant the right to receive potential cash payments in respect of any appreciation of the Common Stock above $14.00 per share, and not to exceed $16.80 per share.  Such grant is made pursuant to Section 8 (Other Stock-Based Awards) of the Company’s 2009 Stock Incentive Plan.

C.    Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Notice of Option Grant and the Stock Option Agreement.

NOW, THEREFORE, it is hereby agreed as follows:

1.     Grant of Equity-Based Incentive Award.  Upon any exercise of the Option and with respect to each Option Share issued to the Participant upon such exercise in accordance with the terms thereof, the Participant will have the right (the “Award”) to receive a cash payment from the Company in an amount equal to (a) the lesser of the Fair Market Value (as defined below) per share of Common Stock of the Company on the date of exercise of the Option or $16.80, minus (b) $14.00 (such amount, the “Distributable Amount”). The Company or a subsidiary thereof will pay the aggregate Distributable Amount to the Participant within 30 days after the applicable exercise of the Option, such payment to be made in U.S. dollars (or it’s equivalent in Russian Rubles if such payment takes place in Russia)  in immediately available funds to an account designated in writing by the Participant.

For purposes hereof, “Fair Market Value” means:

(a)                   if the Common Stock trades on a U.S. national securities exchange, the closing sale price (for the primary trading session) on the date of the applicable exercise of the Option;

(b)                   if the Common Stock does not trade on any such exchange, the average of the closing bid and asked prices as reported by an authorized OTCBB (Over-The-Counter Bulletin Board) market data vendor as listed on the OTCBB website (otcbb.com) on the date of the applicable exercise of the Option; or

(c)                   if the Common Stock is not publicly traded, the fair market value of the Common Stock on the date of the applicable exercise of the Option, as determined in good faith by the Board.

2.     Exercise.  Unless otherwise permitted by the Board or the Compensation Committee thereof, the Participant may only exercise the Award, in whole or in part, concurrently with, and to the extent of (a) an exercise of the Option in accordance with the terms thereof, or (b) a forfeiture (in form and substance satisfactory to the Company) of a corresponding portion of the Option.  For the avoidance of doubt, the Award shall only vest and become exercisable to the extent and at the time that such Option has vested (including, without limitation, as a result of an acceleration of vesting pursuant to a Change of Control in accordance with the terms of the Stock Option Agreement), become exercisable and been properly exercised in accordance with the terms of the Stock Option Agreement.  Any election to exercise the Option in accordance with the terms thereof will be deemed to be an election to exercise the Award with respect to the number of Option Shares for which the Option has been so exercised.

3.     Termination.  The Award will automatically and immediately terminate and be canceled upon the termination or expiration of the Option pursuant to the provisions thereof.

4.     Effect of a Change of Control.  In the event of any Change of Control where the acquiring or succeeding company in such transaction (or the parent thereof) assumes the Option or replaces the Option with an equity or cash incentive program which provides the Participant with an economic benefit substantially similar to the Option, then such acquiring or succeeding company shall also assume the obligations hereunder or replace the rights hereunder with an equity or cash incentive program which provides the Participant with an economic benefit substantially similar to the Award.

5.     Forfeiture of Gain.  In the event that the Participant materially breaches the provisions of Sections 4 (Non-Competition and Non-Solicitation), 5 (Proprietary Information) or 6 (Notice of Resignation or Cessation of Service) of the Stock Option Agreement, the Participant shall pay to the Company, by way of liquidated damages, an amount (in cash) equal to the aggregate Distributable Amount previously paid to the Participant in accordance with the terms hereof.

6.     Withholding.  The Company will not be obligated to pay any Distributable Amount hereunder unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any applicable taxes, including withholding taxes, required by applicable law to be withheld in respect of the exercise of the Award; provided that the Company may offset from the payment of any Distributable Amount the amount of any taxes required to be withheld by the Company.

7.     Amendment.  The Company may amend or modify the terms of the Award granted hereunder, provided, however, that the Participant’s consent to such action shall be required unless the Board determines in good faith that the action, taking into account any related action, would not materially and adversely affect the Participant’s rights hereunder.

8.     Changes in Capitalization.  In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event affecting the Common Stock of the Company, the dollar values applicable to the Award set forth in Section 1 shall be proportionately adjusted.

9.     Successors and Assigns.  The Participant will not assign, transfer, pledge or otherwise encumber any of its rights hereunder without the prior written approval of the Company, except that the rights of the Participant hereunder will be assigned and transferred to any individual or entity to which the Option is assigned and transferred in accordance with the terms thereof.  The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of Participant’s estate.

10.   Jurisdiction.  The Participant hereby acknowledges and agrees that the Company may enforce any provision hereof, including, without limitation, Section 4 (Forfeiture of Gain) in any court of competent jurisdiction, and in particular the Participant hereby submits to the nonexclusive jurisdiction of the courts of the State of Delaware and the courts of the Russian Federation in respect thereof.

11.   Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12. This Agreement is written, construed and executed in two copies, each made in English and Russian languages. In case any discrepancy should be found between English and Russian versions, the English version shall prevail. Each of the Parties has taken one copy of the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth in the preamble.

CTC MEDIA, INC.

By:
Name:
Title:

Participant:

Name:

Contact details: (address etc.)

Signed /	/